UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) — February 10, 2012

ENVESTNET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34835	20-1409613
(State or other jurisdiction)	(State or other jurisdiction)	(I.R.S. Employer of Incorporation Identification No.)

35 East Wacker Drive, Suite 2400 Chicago, Illinois		60601
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (312) 827-2800

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On February 10, 2012, Envestnet, Inc. (“Envestnet”) announced that it had entered into a stock purchase agreement (the “Agreement”), dated February 9, 2012, with the shareholders of Prima Capital Holding, Inc., a Colorado corporation (“Prima”) to acquire (the “Acquisition”) all of the outstanding shares of Prima.

Under the terms of the Agreement, Envestnet will pay approximately $13.75 million in cash for all of the outstanding shares of Prima, subject to certain post-closing adjustments. Envestnet will fund the acquisition price with available cash. The acquisition is subject to customary closing conditions, including third-party and client consents, and is expected to be completed during the second quarter of 2012. The Agreement contains customary representations and warranties. The representations and warranties contained in the Stock Purchase Agreement will generally survive until May 15, 2013. Pursuant to the Agreement, following the consummation of the Acquisition, Envestnet is entitled to indemnification for, among other things, breaches of representations and warranties subject to a deductible and an aggregate cap.

The Agreement also contains customary covenants and agreements, including, among other things, with respect to the operation of the business of Prima between the signing of the Agreement and the closing of the Acquisition.

Either Envestnet or the selling shareholders may terminate the Agreement if the closing does not occur by April 15, 2012.

The foregoing summary of the Agreement and the Acquisition does not purport to be a complete description and is subject to, and qualified in its entirety by, the full text of the Agreement, a copy of which will be filed as an exhibit to Envestnet’s Annual Report on Form 10-K for the year ended December 31, 2011.

Item 7.01. Regulation FD Disclosure.

On February 10, 2012, Envestnet issued a press release announcing the execution of the Agreement referred to in Item 1.01 above. A copy of the press release is attached as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release, dated February 10, 2012, regarding the acquisition of Prima.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENVESTNET, INC..

By: /s/ Peter D’Arrigo

       Name: Peter D’Arrigo

       Title: Chief Financial Officer

Date: February 10, 2012